EXHIBIT 5.1

                                                  March 10, 2000

Leisure Travel Group, Inc.
6 Leylands Park, Nobs Crook
Colden Common
Winchester SO21 1TH England

                           Re:  Leisure Travel Group, Inc.
                                REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have acted as counsel to Leisure Travel Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to an aggregate of $41,000,000 of the Company's Common Stock, par value $0.001 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

     In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that the Shares to be sold by the Company have been duly authorized, and if, as and when issued, delivered and sold by the Company and paid for by the Underwriters, as contemplated by the Underwriting Agreement and as described in the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under



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Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion letter is rendered as of the date first written above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.




                                                          Very truly yours,


                                                          GREENBERG TRAURIG, LLP